Exhibit 3.22

OPERATING AGREEMENT OF
NGAS GATHERING, LLC
A KENTUCKY LIMITED LIABILITY COMPANY

This Operating Agreement is adopted as of this 28th day of December 2004 by Daugherty Petroleum, Inc., a Kentucky corporation (“DPI”), as the initial member of NGAS GATHERING, LLC (hereinafter referred to as the “Company”).  This Operating Agreement shall constitute the binding agreement of DPI and any person that hereafter becomes a member of the Company (“Members”) for all purposes permitted to an operating agreement under Kentucky law.

ARTICLE I

FORMATION

Section 1.1. Organization

The Company has been organized by DPI as a limited liability company pursuant to the provisions of the Kentucky Limited Liability Company Act (hereinafter referred to as the “Act”).

Section 1.2. Intent

The Company shall always be operated in a manner consistent with its treatment as a “partnership” for federal and state income tax purposes.

Section 1.3. Agreement

The Members shall be bound by the terms and conditions of this Operating Agreement, as it may from time to time be amended according to its terms. To the extent that any provision of the Operating Agreement is prohibited, invalid, or ineffective under the Act, the Operating Agreement shall be considered amended to the smallest degree possible in order to make the Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of the Operating Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

Section 1.4. Name of Company

The name of the Company is NGAS GATHERING, LLC, and all business of the Company shall be conducted under that name.

Section 1.5. Effective Date of Agreement

The Operating Agreement of this Company shall become effective as of this 28th day of December 2004.

Section 1.6.     Term of Company Existence

The term of Company shall be perpetual in accordance with the Act and this Operating Agreement, unless the Company is dissolved and its affairs wound up in accordance with the Act or this Operating Agreement.

Section 1.7. Principal Executive Office of Company

The principal executive office of the Company shall be located 120 Prosperous, Suite 201, Lexington, Fayette County, KY 40509 or such other location as the Members shall determine from time to time.

Section 1.8. Registered Agent and Registered Office of Company

The registered agent for service of process and the registered office of the Company shall be as follows: Gary M. Smith, 120 Prosperous, Suite 201, Lexington, Fayette County, KY 40509. The Members of the Company, may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State for the Commonwealth of Kentucky.

Section 1.9. Other Company Offices

The Company may have other offices at such places within and without the Commonwealth of Kentucky as the Members of the Company may determine from time to time.

Section 1.10. Company Business

The primary object and purpose of the Company shall be to own and operate natural gas gathering systems and related assets and businesses an to transact all lawful business for which limited liability companies may be formed under the laws of the State of Kentucky.

Section 1.11. Members

The name and address of the initial Member of this Company is as follows:

Name	Address

Daugherty Petroleum, Inc.	120 Prosperous, Suite 201, Lexington, KY 40509

ARTICLE II

MANAGEMENT OF COMPANY

Section 2.1. Management Vested in the Managing Member

The ordinary and day-to-day decisions concerning the business affairs of the Company shall be made by DPI as managing member of the Company (hereinafter sometimes referred to as the “Managing Member” or “Manager”).

Section 2.2. Terms in Office of Managing Members

The Managing Member shall serve as the managing member of the Company until the earliest of the following events:

(i)                                     the disassociation from the Company of the Managing Member,

(ii)                                  the removal of the resignation of the Managing Member as provided for in this Operating Agreement

Section 2.3. Binding Authority of Managing Member

The Managing Member shall have the sole and exclusive authority to bind the Company and to do all things necessary or convenient to carry out the business and affairs of the Company, including, but not limited to the following actions:

(i) the entering into contracts and guaranties; incurring of liabilities; borrowing money, issuance of notes, bonds, and other obligations; and the securing of any of its obligations by mortgage or pledge of any of its property or income;

(ii) the purchase, receipt, lease or other acquisition, ownership, holding, improvement, use and other dealing with property, wherever located;

(iii) the sale, conveyance, mortgage, pledge, lease, exchange, and other disposition of property;

(iv) the lending of money, investment and reinvestment of Company funds, and receipt and holding of property as security for repayment, including the loaning of money to Company;

(v) the appointment of employees and agents of the Company and the establishment of their compensation;

(vi) the payment of compensation, or additional compensation to any or all Members, and employees on account of services previously rendered to the Company, whether or not an agreement to pay such compensation was made before such services were rendered;

(vii) the participation in partnership agreements, joint ventures, or other associations of any kind with any person(s) or entities; and

(viii) the indemnification of the Member or any other person.

Section 2.4. Compensation of the Member

The Managing Member shall be reimbursed for any and all reasonable expenses incurred in managing the Company and may be entitled to compensation for acting as the Managing Member of the Company, in an amount to be determined from time to time by the Managing Member.

Section 2.5. Resignation or Removal of the Managing Member

The sole Managing Member may resign but may not be removed as such unless by operation of law.

ARTICLE III

RIGHTS AND DUTIES OF MEMBERS

Section 3.1. Limitation of Liability

A Member’s liability for debts and obligations of the Company shall be limited as set forth in Section 275.150 of the Kentucky Limited Liability Company Act and other applicable law.

Section 3.2. Lists of Members

The Managing Member shall keep a list showing the names, last known addresses and Interests of the each Member.

Section 3.3. Member’s Management Rights

Each Member shall be entitled to vote, in proportion to its membership interest in the Company, on any matter submitted to vote of the Members, which shall be determined by a majority-in-interest of the Members; provided that. the following actions shall also require the consent of the Managing Member:

(i) the sale of all or substantially all assets of the Company;

(ii) a mortgage or encumbrance upon all or substantially all assets of the Company;

(iii) disposal of the goodwill of the Company;

(iv) submission of a claim of the Company to arbitration;

(v) confession of a judgment;

(vi) commission of any act which would make it impossible for the Company to carry on its ordinary course of business;

(vii) amendment of this Operating Agreement;

(viii) amendment of the Articles of Organization to change the management of the Company from manager to members; and

(ix) the continuation of the Company after an event causing dissolution.

Section 3.4. Company Books

The Managing Member shall maintain and preserve at the Company’s registered office, during the term of the Company, all accounts, books, and other relevant Company documents, including, but not limited to, a copy of the Articles of Organization initially filed with the Secretary of State for the Commonwealth of Kentucky, copies of this Operating Agreement, together with any supplements, modifications, or amendments thereto, any prior operating agreements no longer in effect, written agreements by a Member to make a capital contribution to the Company, copies of the Company’s federal, state, and local income tax returns and reports and copies of all financial statements. Upon reasonable request, each Member shall have the right, during ordinary business hours, to inspect such Company documents at the Member’s expense.

Section 3.5. Priority and Return of Capital

No Member shall have priority over any other Member, with respect to the return of capital contributions or to profits, losses, or distributions; provided that this Section 3.5 shall not apply to loans which a Member has made to the Company.

ARTICLE IV

CONTRIBUTIONS TO CAPITAL AND CAPITAL ACCOUNTS

Section 4.1. Initial Capital Contributions

Each Member shall make a capital contribution to the Company in the amount determined by the Managing Member. No interest shall be paid on any capital contribution.

Section 4.2. Capital Accounts

A separate capital account shall be maintained for each Member in accordance with the applicable provisions of the Treasury Regulations under the Internal Revenue Code (the “Code”): The capital accounts shall be adjusted as set forth herein.

(a) Each Member’s capital account shall be increased by (1) such Member’s capital contributions, (2) such Member’s distributive share of profits allocated to such Member in accordance with the provisions of this Agreement, (3) the fair market value of property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (4) allocations to such Member of income described in Section 705(a)(1)(B) of the Code.

(b) Each Member’s capital account shall be debited by (1) the amount of cash distributed to such Member in accordance with this Agreement, (2) the fair market value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), (3) allocations to such Member of expenditures described in Section 705(a)(2)(B) of the Code, and (4) allocations to the account of such Member of Company loss and deduction as set forth in such Regulations, taking into account adjustments to reflect book value.

(c) In the event any interest in this Company is transferred in accordance with the terms of Article VI of this Agreement, the transferee shall succeed to the capital account of the transferor to the extent it relates to the transferred interest in accordance with Section 1.704 -1(b)(2)(iv) of the Treasury Regulations.

(d) In the event the gross asset values of the Company assets are adjusted pursuant to this Agreement or any amendments thereto, the capital accounts of all Members shall be adjusted simultaneously to reflect the aggregate net adjustments, as if this Company had recognized gain or loss equal to the amount of such aggregate net adjustment and the resulting gain or loss had been allocated among the Members in accordance with this Agreement.

Section 4.3. Compliance with Section 704(b) of the Code

The foregoing provisions and the other provisions of this Operating Agreement relating to the maintenance of capital accounts are intended to comply with Section 704(b) of the Internal Revenue Code of 1986, as amended and applicable Treasury Regulations promulgated thereunder and shall be interpreted and applied in a manner consistent therewith. If, in the opinion of the Company’s accountants, the manner in which capital accounts are to be maintained pursuant to this Operating Agreement should be modified in order to comply with Section 704(b) of the Code and the Regulations thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this Article IV, the method in which the capital accounts are maintained shall be so modified provided, however, that any change in the manner of maintaining capital accounts shall not materially alter the economic agreement between or among the Members.

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

Section 5.1. Profits and Losses

Notwithstanding any provision of Article IV to this Agreement to the contrary, each Member shall share in the profits and losses of the Company in accordance with their respective percentage membership interest in the Company.

Section 5.2. Expenses

Notwithstanding any provision in this Agreement to the contrary, all expenses of the Company shall be allocated to the Members in accordance with their respective percentage membership interests in the Company.

Section 5.3. Distributions

Except as provided otherwise in Section 4.2 of this Agreement, all distributions of cash or other property shall be made to the Members in proportion to their percentage of Aircraft on the date of the distribution. All distributions shall be made at such time as is determined by the Managing Member. All amounts withheld pursuant to the Code or any provisions of state or local tax law with respect to any payment or distribution to a Member shall be treated as amounts distributed to the Member pursuant to this Section 5.2.

Section 5.4. Limitation Upon Distributions

No distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company.

Section 5.5. Accounting Method

The books and records of account of the Company shall be maintained in accordance with the cash method of accounting.

Section 5.6. Accounting Period

The Company’s accounting period shall be the calendar year.

Section 5.7. Tax Returns and Elections

The Managing Member shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the company does business. Copies of such returns shall be furnished to the Members within ninety (90) days after the end of the Company’s fiscal year. All elections permitted to be made by the Company under federal or state laws shall be made by the Managing Member.

Section 5.8. Special Allocations

In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Sections 1.704-1 (b)(2)(ii)(d)(4), 1.704-1 (b)(2)(ii)(d)(5), or 1.704-1 (b)(2)(ii)(d)(6), which creates or increases a deficit capital account for that Member, the items of Company income and gain shall be specially credited to such Member’s capital account in an amount and a manner sufficient to eliminate, as quickly as possible, and to the extent required by the applicable Treasury Regulations, the deficit balances in the Member’s capital account so created. Any special allocations of items of income or gain provided for under this subsection shall be taken into account in computing subsequent allocation of profits pursuant to this Article V, so that the net amount of any items so allocated and the profits, losses or other items allocated to each Member pursuant to this Article shall, to the extent possible, be equal to the net amount that would have been allocated to each Member pursuant to this Article as if such unexpected adjustments, allocations, or distributions had, in fact, not occurred.

ARTICLE VI

TRANSFERABILITY OF MEMBER INTERESTS

Section 6.1. Restrictions on Transferability of Interests

No Member shall have any right to sell, transfer, or assign an interest in the Company without the written consent and approval of all of the Managing Member. The purchaser, transferee, or assignee of an interest in the Company shall not become a Member of the Company except as provided for in Section 6.2 hereof.

Section 6.2. Additional Members

The Manager may admit additional Members on such terms and conditions as it determines, provided that an additional Member must acknowledge its adoption of this Operating Agreement, as in effect at the time of admission, and agree to be bound thereby.

ARTICLE VII

DISSOLUTION, TERMINATION
AND WINDING UP OF THE COMPANY

Section 7.1. Events Causing Dissolution

The Company shall be dissolved upon the happening of the first to occur of the following:

(a) The expiration of the term set forth in the Articles of Organization of the Company and this Agreement

(b) Any order of a court of competent jurisdiction requiring dissolution;

(c) The unanimous written consent of all Members entitled to vote to dissolve the Company;

(d) Any event that terminates the continued membership of a Member in the Company, including:

(i) death of any Member

(ii) retirement of any Member,

(iii) resignation of any Member,

(iv) to the extent that Members may be expelled pursuant to the Articles of Organization or any member control agreement, expulsion of any Member and

(v) bankruptcy and/or dissolution of any Member, or

(e) a merger or exchange in which the Company is not the surviving or acquiring company.

Section 7.2. Continued Existence for Purposes of Winding Up

The Company shall continue to exist after the happening of any of the events set forth in Section 7.1 of this Article solely for the purpose of winding up its affairs in accordance with the Act.

Section 7.3. Procedure upon Liquidation

Upon the dissolution of the Company, the Managing Member shall liquidate the assets of the Company and apply the proceeds of liquidation in the order of priority provided in Section 7.4 hereof. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of its liabilities to minimize losses that might otherwise occur in connection with the liquidation. Upon liquidation and winding up of the Company, unsold Company property shall be valued to determine the gain or loss that would have resulted if the property were sold, and the capital accounts of the Members that have been maintained in accordance with this Operating Agreement shall be adjusted to reflect the manner in which the gain or loss would have been allocated if the property had been sold at its assigned values. Upon completion of the liquidation of the Company and distribution of the proceeds, the Managing Member shall file articles of dissolution with the Secretary of State’s Office in and for the Commonwealth of Kentucky.

Section 7.4. Proceeds of Liquidation

The proceeds from the liquidation of the assets of the Company, the proceeds from the collection of the receivables of the Company, and the assets distributed in kind shall all be distributed in the following order of priority:

(a) first, to payment of debts and liabilities of the Company which are properly due and owing;

(b) second, to the settling up of reserves to disburse the reserves in payment of contingent liabilities or obligations of the Company, and, at the expiration of the reserve period, the balance of the reserves, if any, shall be distributed as liquidating proceeds received at the end of the reserve period, and

(c) third, subject to the provisions of Section 4.2.d. hereinabove to and in accordance with the Members in proportion to and to the extent of the balances of their Capital Accounts.

All distributions pursuant to clause (c) shall be made no later than the end of the Company’s fiscal year during which the liquidation of the Company occurs (or, if late, within ninety (90) days after the date of the liquidation.

Section 7.5. Continuation

Notwithstanding any provisions in Section 7.1, 7.2, 7.3 or 7.4 to the contrary, the Company shall not be dissolved if the remaining Members consent to the continuance of the Company within 90 day of the occurrence of an event set forth in Section 7.1 above.

ARTICLE VIII

ADDITIONAL PROVISIONS

Section 8.1. Complete Agreement

This Operating Agreement and the Articles of Organization of the Company constitute the complete and exclusive statement of agreement among the Members with respect to the subject matter hereof. This Operating Agreement and the Articles of Organization supersede all prior written and oral statements or agreements and no representation, statement, or condition or warranty not contained in this Operating Agreement or the Articles of Organization shall be binding on the Members or have any force or effect whatsoever.

Section 8.2. Governing Law

This Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of the Commonwealth of Kentucky.

Section 8.3. Terms

Common nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm or corporation may in the context require. Any reference to the tax code or other statutes or laws will include all provisions concerned. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Operating Agreement.

Section 8.5. Severability

Every provision of this Operating Agreement is intended to be severable. if any term or provision is illegal or invalid for any reason whatsoever, the illegality or invalidity shall not affect the validity of the remainder of this Operating Agreement.

Section 8.6. Amendments

This Agreement may be amended or modified from time to time only by a written instrument adopted by the Managing Member and approved and executed by all Members of the Company.

Section 8.7. Heirs, Successors and Assigns

Each and all of the covenants, terms, provisions, and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors, and assigns.

Section 8.8. Execution of Additional Instruments

Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules, or regulations in connection with the business and affairs of the Company.

Section 8.9. Waiver

The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

Section 8.10. Rights and Remedies Cumulative

The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other tights the parties may have by law, statute, ordinance, or otherwise.

ADOPTED, this 28th day of December 2004.

AMENDMENT TO OPERATING AGREEMENT
OF
NGAS GATHERING, LLC

This Amendment dated as of June 10, 2008 (this “Amendment”) to the Operating Agreement (the “Agreement”) of NGAS Gathering, LLC, a Kentucky limited liability company (the “Company”), dated as of December 28, 2004, is entered into by and among the Company and DAUGHERTY PETROLEUM, INC., a Kentucky corporation (the “Member or the “Managing Member”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

WHEREAS, the Member organized the Company by filing the Company’s Articles of Organization on January 7, 2005, with the Secretary of State of Kentucky, and adopted the Agreement effective as of December 28, 2004;

NOW THEREFORE, pursuant to Section 8.5 of the Agreement, the Member hereby adopts the following Amendment and agrees as follows:

I.                                   AMENDMENT. The Agreement is hereby amended, effective as of the date hereof, as follows: Section 8.11. The Agreement is amended to include the following new Section 8.11:

“8.11 Securities. All membership interests of NGAS Gathering, LLC shall constitute “securities” for purposes of Article 8 and Article 9 of the Uniform Commercial Code as in effect in the State of Kentucky (the “UCC”). Each Member acknowledges and agrees that each membership interest shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the UCC (including Section 8-102(a)(15) thereof), and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on the Uniform State Laws and approved by the American Bar Association on February 14, 1995. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the UCC, such provision of Article 8 of the UCC shall control.”

II.                              MISCELLANEOUS

A.                                    Binding Effect. This Amendment is binding on and inures to the benefit of the Member, the Company, the Managing Member and their respective heirs, legal representatives, successors, and assigns.

B.                                    Governing Law. This Amendment is governed by and shall be construed in accordance with the laws of the Commonwealth of Kentucky (excluding Kentucky’s choice-of-law principles that might call for the application of some other state’s law). In the event of a direct conflict between the provisions of this Amendment and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Amendment contains a provision addressing the same issue or subject matter.

C.                                    No Other Amendments; Confirmation. Except as expressly amended, modified and supplemented hereby, the provisions of the Agreement are and shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Amendment, in its capacities as the sole Member and the Managing Member of the Company, effective as of the date first set forth above.

SOLE MEMBER AND MANAGING MEMBER:

DAUGHERTY PETROLEUM, INC.,

By:	/s/ Michael P. Windisch
Michael P. Windisch,
Chief Financial Officer

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